Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Second Quarter 2010 Financial Results

INCLINE VILLAGE, NV, July 28, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the second quarter ended June 30, 2010.

“Our licensed products continue to generate substantial clinical interest. In early July, Roche and Genentech announced that they have filed a Biologics License Application with the U.S. Food and Drug Administration for trastuzumab-DM1, a promising new therapeutic for breast cancer, and during the American Society of Clinical Oncology Meeting in June, many positive clinical data presentations related to our licensed compounds were made,” said John P. McLaughlin, president and chief executive officer of PDL BioPharma.

“In January 2010, we put in place quarterly Eurodollar hedging contracts for royalties to be received through March 2012 to protect PDL against the fluctuations in Eurodollar exchange rates, which resulted in revenue to PDL of $1.5 million for the second quarter of 2010 and, contracts which matured on June 30, 2010, will result in additional revenue to be recognized in the third quarter of $2.9 million,” continued Mr. McLaughlin. “Also during the second quarter, we continued to simplify our capital structure by repurchasing approximately $84 million of our convertible notes due in August 2023. Together with the $55 million of convertible notes repurchased in the first half of 2009, PDL has reduced its fully diluted shares outstanding by 21.5 million shares.”

Financial Results for the Second Quarter and Six-Months Ended June 30, 2010
Total revenues for the second quarter of 2010 were $120.3 million, compared with $125.9 million for the same period of 2009. Included in second quarter 2009 results were the second of two $12.5 million installment payments from Alexion and royalties of $18.9 million for sales on Synagis® from MedImmune. Due to the ongoing legal disputes with MedImmune, second quarter and six month 2010 revenue does not include royalties on sales of Synagis®. Excluding the Alexion payment and royalties received from MedImmune, second quarter 2010 revenue increased 27 percent when compared with the second quarter of 2009. Revenue growth was primarily driven by increased first quarter 2010 sales by our licensees of Avastin® and Herceptin®, which are marketed by Genentech and Roche, Lucentis®, which is marketed by Genentech and Novartis, and Tysabri®, which is marketed by Elan and Biogen Idec. PDL received royalties for these product sales in the second quarter of 2010.

Total general and administrative expenses for the second quarter of 2010 were $8.8 million, compared with $5.6 million for the second quarter of 2009. The increase was primarily due to increased legal expenses associated with the MedImmune litigation and the two interference proceedings initiated by the U.S. Patent and Trade Office in February and November of 2009. Significant expense items in the second quarter of 2010 were legal fees of $5.8 million, compensation and benefits of $1.0 million, professional service fees of $1.0 million and stock-based compensation expense of $0.2 million.

Net income for the second quarter of 2010 was $50.1 million, or $0.30 per diluted share, compared with net income of $77.2 million, or $0.47 per diluted share, for the same period in 2009.

To reduce the dilution from our convertible notes, during the three months ended June 30, 2010, the Company repurchased at market prices an aggregate $84.2 million face value of the Company’s 2023 Notes an average premium of 19% to face value for total consideration of $100.4 million in cash plus accrued interest.  This transaction resulted in a charge to non-operating expense of $16.3 million or $14.7 million net of tax. The effect of these transactions was to reduce net income per diluted share from $0.38 to $0.30 for the three months ended June 30, 2010. During the same period in 2009, we repurchased at market prices an aggregated $50.0 million face value of the 2023 Notes at a 2% discount to face value and $5.0 million of the Company’s 2012 Notes at a discount to face value of 10.75%.  These transactions resulted in a gain of $1.2 million or $0.8 million net of tax.  The effect of these transactions was to increase net income per diluted share from $0.46 to $0.47 for the three months ended June 30, 2009. The result of these repurchase transactions was to reduce shares used to compute net income per diluted share on an as-converted basis by 14.9 million shares and 6.6 million shares in 2010 and 2009, respectively.

Net cash provided by operating activities for the second quarter of 2010 was $123.6 million, compared with $103.4 million for the second quarter of 2009. At June 30, 2010, PDL had cash, cash equivalents and short-term investments of $223.7 million compared with $303.2 million at December 31, 2009, a decrease which can be primarily attributed to the repurchase of convertible notes, payment of the April dividend, pay down of the non-recourse notes partially offset by cash provided by operations.

Total revenues for the six months ended June 30, 2010 were $182.4 million, compared with $188.5 million for the same period of 2009. Total general and administrative expenses for the six months ended June 30, 2010 were $18.2 million compared to $10.3 million for the same period of 2009. Net income for the first six months of 2010 was approximately $76.1 million, or $0.44 per diluted share, compared to $114.7 million, or $0.69 per diluted share.  Adjusted for the convertible note transactions described above, non-GAAP net income for the six months ended June 30, 2010 totaled $90.9 million, or $0.52 per diluted share, compared with non-GAAP net income of $113.9 million, or $0.69 per diluted share for the same period of 2009.

2010 Dividends
PDL previously announced that it would pay two special dividends of $0.50 per share each, to its stockholders in 2010. The first special dividend, totaling $59.9 million, was paid on April 1, 2010 to all stockholders of record on March 15, 2010. The second special dividend will be paid on October 1, 2010 to all stockholders of record on September 15, 2010. PDL does not pay regular dividends.

Third Quarter 2010 Revenue Guidance
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Third quarter 2010 revenue guidance will be provided in early September.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, July 28, 2010.

To access the live conference call via phone, please dial (866) 804-6924 from the United States and Canada or (857) 350-1670 internationally. The conference ID is 90954288. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 4, 2010, and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 20973845.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Non-GAAP Financial Information

The Company has presented certain financial information in conformance with GAAP and also on a non-GAAP basis for the three and six months ended June 30, 2010 and 2009.  Management believes that this non-GAAP information is useful for investors taken in conjunction with the Company’s U.S. GAAP financial statements.  Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s net income as reported under U.S. GAAP.  A reconciliation between U.S. GAAP and non-GAAP financial information is provided in the table below.

Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues
Royalties	$120,343	$113,403	$182,404	$175,701
License and other	-	12,461	-	12,785
Total revenues	120,343	125,864	182,404	188,486
General and administrative expenses	8,820	5,590	18,230	10,283
Operating income	111,523	120,274	164,174	178,203
Gain (loss) on repurchase of convertible notes	(16,327)	1,195	(16,327)	1,195
Interest and other income, net	90	310	170	646
Interest expense	(11,560)	(3,357)	(24,087)	(6,931)

Income before income taxes	83,726	118,422	123,930	173,113
Income tax expense	33,588	41,185	47,785	58,419
Net income	$50,138	$77,237	$76,145	$114,694

Net income per basic share	$0.42	$0.65	$0.64	$0.96
Net income per diluted share	$0.30	$0.47	$0.44	$0.69

Cash dividends declared and paid per common share	$-	$-	$1.00	$1.00

Shares used to compute income per basic share	119,536	119,357	119,530	119,342
Shares used to compute income per diluted share	173,398	169,566	178,821	171,053

PDL BIOPHARMA, INC.
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Income	$50,138	$77,237	$76,145	$114,694
Add back loss (gain) on repurchase of convertible notes	16,327	(1,195)	16,327	(1,195)
Deduct income tax expense (benefit) on repurchase of convertible notes	(1,590)	418	(1,590)	418
Non-GAAP net income	64,875	76,460	90,882	113,917
Add back interest expense for convertible notes, net of estimated taxes	1,360	1,819	2,995	3,761
Non-GAAP income used to compute non-GAAP net income per diluted share	$66,235	$78,279	$93,877	$117,678

Non-GAAP net income per basic share	$0.54	$0.64	$0.76	$0.95
Non-GAAP net income per diluted share	$0.38	$0.46	$0.52	$0.69

PDL BIOPHARMA, INC.
GENERAL AND ADMINISTRATIVE EXPENSE DATA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Compensation and benefits	$996	$829	$1,997	$1,568
Legal expense	5,811	2,813	12,161	4,373
Other professional service	1,005	837	2,083	1,566
Insurance	195	269	423	516
Depreciation	28	35	62	922
Stock-based compensation	171	206	359	402
Other	614	601	1,145	936
Total general and administrative expenses	$8,820	$5,590	$18,230	$10,283

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$223,694	$303,227
Total assets	$271,531	$338,411
Convertible notes payable	$343,828	$427,998
Non-recourse notes payable	$249,635	$300,000
Total stockholders' deficit	$(434,858)	$(415,953)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2010	2009
Net income	$76,145	$114,694
Adjustments to reconcile net income to net cash provided by operating activities	17,889	(241)
Changes in assets and liabilities	29,593	(11,080)
Net cash provided by operating activities	$123,627	$103,373

PDL BIOPHARMA, INC.
MIX OF EX-U.S. SALES AND EX-U.S.-BASED MANUFACTURING AND SALES OF GENENTECH PRODUCTS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Avastin
% Ex-U.S. Sold	49%	46%	49%	46%
% Ex-U.S. Manufuactured and Sold	27%	-	16%	-
Herceptin
% Ex-U.S. Sold	70%	69%	70%	70%
% Ex-U.S. Manufuactured and Sold	47%	30%	45%	23%
Lucentis
% Ex-U.S. Sold	57%	51%	57%	50%
% Ex-U.S. Manufuactured and Sold	-	-	-	-
Xolair
% Ex-U.S. Sold	36%	26%	35%	26%
% Ex-U.S. Manufuactured and Sold	36%	26%	35%	26%